Exhibit 99.1
KINDER MORGAN DECLARES $0.25 PER SHARE DIVIDEND AND ANNOUNCES RESULTS FOR THIRD QUARTER OF 2019

Gulf Coast Express and Elba Liquefaction Projects Placed in Service

HOUSTON, October 16, 2019 - Kinder Morgan, Inc. (NYSE: KMI) today announced results for the third quarter of 2019:

•	13 percent year-over-year growth in natural gas transport volumes, the seventh consecutive quarter to exceed 10 percent growth

•	$506 million or $0.22 per share of net income available to common stockholders

•	$1.14 billion or $0.50 per share of distributable cash flow (DCF)

•	$571 million of excess DCF above declared dividend

•	Year-to-date 2019 Adjusted EBITDA effectively flat to 2018 despite Trans Mountain sale

•	Announced agreement to sell U.S. portion of Cochin pipeline and 70 percent interest in KML

KMI’s board of directors approved a cash dividend of $0.25 per share for the third quarter ($1.00 annualized) payable on November 15, 2019, to common stockholders of record as of the close of business on October 31, 2019. KMI is reporting third quarter net income available to common stockholders of $506 million, compared to $693 million in the third quarter of 2018; and DCF of $1,140 million, a 4 percent increase over the third quarter of 2018.

“The dividend we announce today represents a 25 percent increase over the fourth quarter 2018 dividend, as we continue to deliver on the dividend growth plan we outlined two years ago,” said Richard D. Kinder, Executive Chairman.

“The third quarter was a momentous one for Kinder Morgan, as we placed two major projects into service. Our Gulf Coast Express Pipeline (GCX) went in service on September 25th, ahead of schedule. GCX will play a significant role in reducing flaring in West Texas by providing an outlet for associated gas produced in the Permian,” said Chief Executive Officer Steve Kean. “In addition to being ahead of schedule, the project managed six million contractor hours worked with an outstanding safety record.”

Kean continued, “Also late in September, the first of ten liquefaction units of the Elba Liquefaction project went in commercial service, upon which we began recognizing approximately 70 percent of the full project revenues. Startup activities are underway on units two and three; units four through six are in the commissioning phase; and construction on the remaining units is largely complete.”

“We also continued to maintain fiscal discipline by funding growth capital through operating cash flows without accessing capital markets, as we have been doing since the first quarter of 2016,” concluded Kean.

“With U.S. natural gas production continuing to set records in 2019, our Natural Gas Pipelines segment once again led the way for strong company-wide commercial, financial, and operating performance in the third quarter,” said KMI President Kim Dang. “We generated third quarter earnings per common share of $0.22, compared to $0.31 in the third quarter of 2018. The third quarter of 2018 included the recognition of the gain on the Trans Mountain sale. Adjusted Earnings per share in the third quarter of 2019 were up 5 percent compared to the third quarter of 2018. At $0.50 per common share, DCF per share was up $0.01 from the third quarter of 2018, with $571 million of excess DCF above our declared dividend.

“We also made excellent progress on our Permian Highway Pipeline project, with nearly 85 percent of the right-of-way secured along the route and construction activities underway on the western spread. Given the slower than anticipated pace of regulatory approvals, the project is now expected to be in service early in 2021. As with GCX, this project is critical to the development of resources and the reduction of flaring in the Permian Basin,” continued Dang.

As noted above, KMI reported third quarter net income available to common stockholders of $506 million, compared to $693 million for the third quarter of 2018, and DCF of $1,140 million, up from $1,093 million for the comparable period in 2018. Net income was down year-over-year due to the recognition of the gain from the Trans Mountain sale in the third quarter of 2018. The DCF increase was due to greater contributions from the Natural Gas Pipelines and Products Pipelines segments and lower preferred dividend payments, partially offset by lower commodity prices and volumes impacting our CO2 segment and the elimination of the Kinder Morgan Canada business segment following the Trans Mountain sale.

KMI’s project backlog at the end of the third quarter stood at $4.1 billion, $1.6 billion less than at the end of the second quarter of 2019, due to placing Elba Liquefaction and GCX in service. While the overall backlog has been reduced as a result of several large projects coming into service, we have added approximately $1.2 billion of projects year-to-date, primarily in the Natural Gas Pipelines segment. Excluding the CO2 segment projects (where we have higher return thresholds than our other projects), KMI expects projects in the backlog to generate an average Project EBITDA multiple of approximately 6.0 times.

For the first nine months of 2019, KMI reported net income available to common stockholders of $1,580 million, compared to $998 million for the first nine months of 2018, and DCF of $3,639 million, up 5 percent from $3,457 million for the comparable period in 2018. Net income for the first nine months improved year-over-year due primarily to non-recurring impairments (net of divestiture gains) in 2018 and lower interest expense and preferred share dividends in 2019. DCF for the first nine months benefited from contributions from the Natural Gas Pipelines segment, lower preferred dividend payments and lower interest expense, partially offset by reduced contributions from the CO2 segment and the elimination of the Kinder Morgan Canada business segment following the Trans Mountain sale.

2019 Outlook

For 2019, KMI’s budget contemplates declared dividends of $1.00 per common share, DCF of approximately $5.0 billion ($2.20 per common share) and Adjusted EBITDA of approximately $7.8 billion. Adjusted EBITDA is currently estimated to be approximately 3 percent below budget, primarily due to the delay in Elba’s in-service date, lower commodity prices and volumes impacting the CO2 segment, and the impact of 501-G settlements, partially offset by the strong performance of the West Region Natural Gas Pipelines segment. While not budgeted due to uncertainty as to their timing, the 501-G settlements were in-line with what KMI had previously communicated to the market in 2019. The resolution of those matters is a positive outcome as it reduces rate uncertainty. DCF is expected to be slightly below budget as lower than budgeted interest expense partially offsets the lower Adjusted EBITDA. KMI budgeted to invest $3.1 billion in growth projects and contributions to joint ventures during 2019. KMI now expects to spend approximately $2.8 billion due primarily to lower capital expenditures in the CO2 segment. KMI expects to use internally generated cash flow to fund the vast majority of its 2019 discretionary spending, without the need to access equity markets. As mentioned last quarter, due to the Adjusted EBITDA impact discussed above, KMI now expects to end 2019 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times.

KMI expects to close the previously-announced sale of the U.S. portion of Cochin for approximately $1.546 billion and its 70 percent interest in Kinder Morgan Canada Limited (KML) to Pembina Pipeline Corporation (Pembina) for approximately 25 million shares of Pembina common stock late in the fourth quarter of 2019 or in the first quarter of 2020, subject to customary closing conditions, including KML shareholder and applicable regulatory approvals. While KMI expects to ultimately convert these shares into cash, the company plans to do so in an opportunistic and non-disruptive manner. Conversion of the Pembina shares to cash at the September 30, 2019 closing price for Pembina of C$49.11 would yield pre-tax proceeds of approximately US$927 million. KMI expects to use the proceeds to reduce debt to maintain its targeted Net Debt-to-Adjusted EBITDA ratio at approximately 4.5 times and use any remaining proceeds to invest in attractive projects and/or to opportunistically repurchase KMI shares. With the cash proceeds from the sale of the U.S. portion of Cochin alone, if the transaction were to close at the end of 2019, KMI would expect to end 2019 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.4 times, surpassing the currently expected approximately 4.6 times year-end projection.

KMI does not provide budgeted net income available to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) or budgeted metrics derived therefrom (such as the portion of net income attributable to an individual capital project, the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities.

KMI’s budgeted expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $60.00 per barrel and Henry Hub natural gas of $3.15 per million British Thermal Units (MMBtu), consistent with forward pricing during the company’s budget process. The vast majority of revenue KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with most of the segment’s next 12 months of combined oil and NGL production hedged to minimize this sensitivity. Further information on KMI’s CO2 segment hedges is included in the accompanying Table 5.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance for the third quarter of 2019 was higher relative to the third quarter of 2018,” said Dang. “The segment saw higher revenue on El Paso Natural Gas (EPNG) due to increases in its base business and expansion-related activity driven by Permian Basin demand, on Tennessee Gas Pipeline (TGP) due to projects placed in service, and on Kinder Morgan Louisiana Pipeline (KMLP) due to the Sabine Pass Expansion that went into service in December 2018. The segment also benefited from increased contributions from the Texas Intrastates on higher sales margins. These increases were partially offset by the negative impact of EPNG’s 501-G settlement.”

Natural gas transport volumes were up 13 percent compared to the third quarter of 2018, with the largest gains on EPNG, TGP and KMLP, followed by Colorado Interstate Gas Company (CIG), GCX and Wyoming Interstate Company (WIC). This constitutes the seventh quarter in a row in which volumes exceeded the previous comparable prior year period by 10 percent or more. EPNG benefited from Permian-related activity and increased throughput for California storage refill, TGP’s increase was due to projects placed in service, KMLP’s increase was due to the Sabine Pass Expansion in-service, CIG improved due to increased production in the DJ basin and increased coal-to-gas fuel switching for power generation, GCX went into service, and WIC saw higher flows from the DJ and Powder River basins. Natural gas gathering volumes were up 12 percent from the third quarter of 2018 due primarily to higher volumes on the KinderHawk, South Texas and Eagle Ford Midstream systems. NGL transport volumes were up 10 percent compared to the third quarter of 2018, due to higher Cochin volumes.

Natural gas is critical to the American economy, to meeting the world’s evolving energy needs, and to cost-effectively achieving greenhouse gas emissions reductions. Independent analysts project that U.S. natural gas demand, including exports to Mexico and net exports of liquefied natural gas (LNG) -- displacing more carbon-intensive fuels -- will increase from 2018 levels by 34 percent to more than 120 billion cubic feet per day (Bcf/d) by 2030, which is consistent with KMI’s own internal modeling. Of the natural gas produced in the U.S., about 40 percent moves on KMI pipelines. Analysts project that future natural gas infrastructure opportunities through 2030 will be driven by net LNG exports (forecast to increase more than five-fold), greater demand for gas-fired power generation across the country (forecast to increase by 13 percent), net exports to Mexico (forecast to rise by 57 percent), and continued industrial development (up 18 percent), particularly in the petrochemical industry.

“During the quarter, the Products Pipelines segment benefited from strong contributions from SFPP and our Bakken Crude assets that were partially offset by reduced contributions from KM Crude & Condensate Pipeline due to lower average re-contracted rates,” Dang said.

Crude and condensate pipeline volumes were up 4 percent compared to the third quarter of 2018, while total refined products volumes were up 1 percent versus the same period in 2018.

“Terminals segment earnings were down modestly this quarter compared to the third quarter of 2018. Our liquids business, which accounts for nearly 80 percent of the segment total, saw incremental contributions from expansion projects. However, this increase was offset by increased tank lease costs at the Edmonton South Terminal, paid pursuant to a lease agreement with Trans Mountain that became a third-party arrangement due to our sale of Trans Mountain, and a variety of smaller items,” said Dang.

Contributions from the Terminals segment’s bulk business were up modestly compared to the third quarter of 2018.

Although not a significant driver of financial performance in the quarter, our liquids business saw strong gains in gasoline and distillate volumes handled in key hubs along the Houston Ship Channel and New York Harbor.

“The CO2 segment was negatively impacted versus the third quarter of 2018 primarily by lower commodity prices, lower crude and NGL volumes, and higher power expense. Our weighted average NGL price for the quarter was down $15.34 per barrel, or 42 percent from the third quarter of 2018. Our realized weighted average crude oil price for the quarter was down 15 percent at $49.45 per barrel compared to $57.96 per barrel for the third quarter of 2018, largely driven by our Midland/Cushing basis hedges,” said Dang. “Third quarter 2019 combined oil production across all of our fields was down 7 percent compared to the same period in 2018 on a net to KMI basis, with declines experienced at each of our fields. Third quarter 2019 net NGL sales volumes of 10.2 thousand barrels per day were down 3 percent compared to the same period in 2018.”

Other News

Natural Gas Pipelines

•
Construction activities have started on the Permian Highway Pipeline (PHP) near the Waha area in Texas, and nearly 85 percent of the right-of-way along the entire route has been secured.  The approximately $2 billion project is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. Given the slower than anticipated pace of regulatory approvals, the project is expected to be in service early in 2021. The total 2.1 Bcf/d of capacity is fully subscribed under long-term, binding agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.6 percent, and an affiliate of an anchor shipper has a 20 percent interest. KMTP will build and operate the pipeline.

•
GCX was placed in full commercial operation on September 25, 2019, ahead of the October 1, 2019, target date set for the project. The approximately $1.75 billion project is designed to transport about 2.0 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas area, and is fully subscribed under long-term, binding agreements. KMTP owns a 34 percent interest in GCX and will operate the pipeline. Other equity holders include Altus Midstream, DCP Midstream and an affiliate of Targa Resources.

•
Elba Liquefaction Company (ELC) placed the first of ten liquefaction units of the nearly $2 billion Elba Liquefaction project in service on September 30, 2019. Startup activities are underway on the second and third units, the commissioning of units four through six is ongoing, and construction on the remaining units is largely complete. With the first unit in service, ELC is now earning approximately 70 percent of the expected total daily project revenues. The facility will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day (MMcf/d) of natural gas. The project is supported by a 20-year contract with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own the liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI.

•
KMI is investing more than $325 million in a collection of projects designed to increase capacity and improve connectivity across its Texas intrastate system. The Dayton Loop Project is expected to be placed in service in the first quarter of 2020 and will provide incremental takeaway capacity from the east Texas and Goodrich areas to the Houston Ship Channel, Texas City and Katy market areas. The additional projects are designed to support the distribution of significant incremental volumes as GCX, PHP and other new Permian Basin takeaway projects begin to deliver into the U.S. Gulf Coast and Mexico markets.

•
Construction is nearing completion on a new 150 MMcf/d cryogenic plant in McKenzie County, North Dakota. The project is on schedule for an estimated in-service date of November 1, 2019. Approximately 275 MMcf/d of gathering capacity is also being created through pipeline and compression additions in the area. These projects are part of the approximately $450 million investment KMI is making to expand its existing natural gas gathering and processing footprint in the Williston Basin.

•
Construction is underway on the approximately $56 million Sierrita Gas Pipeline Expansion Project (KMI share: approximately $20 million). This project will increase the pipeline’s capacity by approximately 323,000 dekatherms per day (Dth/d) to 524,000 Dth/d, and consists of a new 15,900 horsepower compressor station in Pima County, Arizona. This project is expected to be placed into service in the second quarter of 2020. KMI is a 35 percent owner and the operator of Sierrita Gas Pipeline.

•
On September 30, 2019, the Federal Energy Regulatory Commission issued a certificate authorizing Natural Gas Pipeline Company of America, LLC (NGPL) to construct the Sabine Pass Compression Project, which is expected to be placed in service in late 2020. The approximately $68 million project (KMI’s share: approximately $34 million), supported by a long-term take-or-pay contract, will add compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility in Cameron Parish.

Products Pipelines

•
On September 1, 2019, incremental capacity of 21,000 barrels per day (bpd) became available on the Baton Rouge, Louisiana to Collins, Mississippi segment of the Roanoke Expansion project. This amount of capacity was also made available earlier this year on the Collins, Mississippi to Greensboro, South Carolina segment. The full project (KMI’s share: $24.9 million) will add approximately 21,000 bpd of incremental refined petroleum products capacity on the Plantation Pipe Line system from the Baton Rouge and Collins origin points to the Roanoke area. The project consists primarily of additional pump capacity and operational storage and is currently on track to be in service by April 1, 2020.

•
Kinder Morgan Crude and Condensate (KMCC) has completed its South Texas connection to the Gray Oak Pipeline (Gray Oak). This connection will provide shippers with long-term crude oil transportation for up to 100,000 bpd from Gray Oak origin points in the Permian Basin to KMCC delivery points at or near the Houston Ship Channel. Pending the full in-service of Gray Oak, KMCC expects an early in-service connection to be in operation in the fourth quarter of 2019.

•
During the third quarter, KMI’s Hiland Crude system and Tallgrass Energy’s Pony Express Pipeline closed a joint tariff open season for movements from Bakken origin points to Cushing, Oklahoma. The Hiland Crude system is currently capable of moving approximately 88,000 bpd from Bakken origin points to Guernsey, Wyoming.

Terminals

•
KMI is investing approximately $125 million in a series of projects at its Pasadena Terminal and Jefferson Street Truck Rack, located on the Houston Ship Channel. The projects include increasing flow rates on inbound pipeline connections and outbound dock lines, tank modifications that will add butane blending and vapor combustion capabilities to 10 storage tanks, expansion of the current methyl tert-butyl ether storage and blending platform, and a new dedicated natural gasoline (C5) inbound connection. The improvements are supported by a long-term agreement with a major refiner and are expected to be completed by the end of the second quarter of 2020.

•
KMI is also investing more than $45 million to develop and construct a butane-on-demand blending system for 25 tanks at its Galena Park Terminal. The project will include construction of a 30,000-barrel butane sphere, a new inbound C4 pipeline connection, as well as tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The project is supported by a long-term agreement with an investment grade midstream company and is expected to be completed in the fourth quarter of 2020.

•
Construction activities continue on the distillate storage expansion project at the KML Vancouver Wharves terminal in North Vancouver, British Columbia. Material permits have been secured for the approximately C$50 million capital project, which calls for the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities. The project is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company and is expected to be placed in service late first quarter of 2021.

CO2

•
CO2 segment capital projects continue to generate attractive returns. KMI also continues to demonstrate strong capital discipline by eliminating projects within the segment that do not meet high return requirements. This has resulted in an approximately one-third reduction in CO2 segment investments for 2019.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 84,300 miles of pipelines and 157 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, October 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A) and amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A and Certain Items (Adjusted EBITDA); Net Debt; Adjusted Net Debt; Project EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

The format of the reconciliations between our non-GAAP and comparable GAAP financial measures has been modified to provide further transparency and information on our business performance. The calculations and key components of our non-GAAP financial measures remain unchanged from prior periods.

Our non-GAAP measures described further below should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP measures may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net income available to common stockholders for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income available to common stockholders for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in common dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, and DD&A, including amortization of excess cost of equity investments (EBITDA) for Certain Items, KMI’s share of unconsolidated joint venture (JV) DD&A and income tax expense (net of our partners’ share of consolidating JV DD&A and income tax expense), and net income attributable to noncontrolling interests that is further adjusted for KML noncontrolling interests (net of its applicable Certain Items). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. (See the accompanying Tables 3 and 4.)

Net Debt and Adjusted Net Debt, as used in this news release, are non-GAAP financial measures that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P., (iii) debt fair value adjustments, (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps and (v) 50% of the outstanding KML preferred equity.  Adjusted Net Debt is Net Debt with the cash component as of December 31, 2018, reduced by the amount of cash distributed to KML’s restricted voting shareholders as a return of capital on January 3, 2019, and increased by the net of the gain realized on settlement of net investment hedges of our foreign currency risk with respect to our share of the KML return of capital on January 3, 2019.  We believe the most comparable measure to Net Debt and Adjusted Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA, as used in this news release, is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for joint venture projects, our percentage share of the foregoing. Management uses Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project.

Free Cash Flow, as used in relation to our CO2 segment is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to the Pembina transactions, including the expected timing and benefits thereof; KMI's expected Adjusted EBITDA and DCF for 2019 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2019; anticipated dividends; and KMI's capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2018 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited, in millions except per share amounts)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2019	2018		2019	2018
Revenues	$3,214	$3,517		$9,857	$10,363
Operating costs, expenses and other
Costs of sales	762	1,135		2,487	3,222
Operations and maintenance	668	646		1,912	1,882
Depreciation, depletion and amortization	578	569		1,750	1,710
General and administrative	154	154		456	491
Taxes, other than income taxes	103	86		324	259
(Gain) loss on divestitures and impairments, net	(3)	(588)		(13)	65
Other expense (income), net	1	—		(1)	(2)
Total operating costs, expenses and other	2,263	2,002		6,915	7,627
Operating income	951	1,515		2,942	2,736
Other income (expense)
Earnings from equity investments	173	160		526	438
Amortization of excess cost of equity investments	(21)	(21)		(61)	(77)
Interest, net	(447)	(473)		(1,359)	(1,456)
Other, net	12	20		35	90
Income before income taxes	668	1,201		2,083	1,731
Income tax expense	(151)	(196)		(471)	(314)
Net income	517	1,005		1,612	1,417
Net income attributable to NCI	(11)	(273)		(32)	(302)
Net income attributable to Kinder Morgan, Inc.	506	732		1,580	1,115
Preferred stock dividends	—	(39)		—	(117)
Net income available to common stockholders	$506	$693	(27)%	$1,580	$998	58%
Class P Shares
Basic and diluted earnings per common share	$0.22	$0.31	(29)%	$0.69	$0.45	53%
Basic and diluted weighted average common shares outstanding	2,264	2,205	3%	2,263	2,205	3%
Declared dividends per common share	$0.25	$0.20	25%	$0.75	$0.60	25%
Adjusted Earnings (1)	$508	$469	8%	$1,572	$1,417	11%
Adjusted Earnings per common share (1)	$0.22	$0.21	5%	$0.69	$0.64	8%

Note
(1)
Adjusted Earnings is Net income available to common stockholders adjusted for Certain Items, see Table 2. Adjusted Earnings per common share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share.

Table 2 Kinder Morgan, Inc. and Subsidiaries Preliminary Net Income Available to Common Stockholders to Adjusted Earnings and DCF Reconciliation (Unaudited, in millions)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2019	2018		2019	2018
Net income available to common stockholders (GAAP)	$506	$693		$1,580	$998
Total Certain Items	2	(224)		(8)	419
Adjusted Earnings (1)	508	469	8%	1,572	1,417	11%
DD&A and amortization of excess cost of equity investments for DCF (2)	694	682		2,093	2,056
Income tax expense for DCF (1)(2)	164	169		521	512
Cash taxes (3)	(12)	(14)		(76)	(60)
Sustaining capital expenditures (3)	(173)	(194)		(477)	(471)
Other items (4)	(41)	(19)		6	3
DCF	$1,140	$1,093	4%	$3,639	$3,457	5%
Table 3 Kinder Morgan, Inc. and Subsidiaries Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF (Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2019	2018		2019	2018
Natural Gas Pipelines	$1,090	$1,005	8%	$3,362	$3,077	9%
Products Pipelines	336	313	7%	936	930	1%
Terminals	295	299	(1)%	884	905	(2)%
CO2	149	233	(36)%	522	691	(24)%
Kinder Morgan Canada	—	32	(100)%	—	124	(100)%
Adjusted Segment EBDA (1)(5)	1,870	1,882	(1)%	5,704	5,727	—%
General and administrative and corporate charges (1)	(157)	(143)		(467)	(467)
KMI's share of JV DD&A and income tax expense (1)(6)	123	120		368	355
Net income attributable to NCI (net of KML NCI and Certain Items) (1)	(2)	(2)		(7)	(9)
Adjusted EBITDA	1,834	1,857	(1)%	5,598	5,606	—%
Interest, net (1)	(452)	(473)		(1,365)	(1,422)
Cash taxes (3)	(12)	(14)		(76)	(60)
Sustaining capital expenditures (3)	(173)	(194)		(477)	(471)
KML NCI DCF adjustments (7)	(16)	(25)		(47)	(82)
Preferred stock dividends	—	(39)		—	(117)
Other items (4)	(41)	(19)		6	3
DCF	$1,140	$1,093	4%	$3,639	$3,457	5%
Weighted average common shares outstanding for dividends (8)	2,277	2,218		2,276	2,217
DCF per common share	$0.50	$0.49		$1.60	$1.56
Declared dividends per common share	$0.25	$0.20		$0.75	$0.60

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes KMI's share of DD&A or income tax expense from JVs, net of DD&A or income tax expense attributable to KML NCI, as applicable.
(3)	Includes KMI's share of cash taxes or sustaining capital expenditures from JVs, as applicable.
(4)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(5)
For segment reporting purposes, effective January 1, 2019, certain assets were transferred between our business segments. As a result, three and nine months ended September 30, 2018 amounts have been reclassified to conform to the current presentation. The reclassified amounts were not material.

(6)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.
(7)	The combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, attributable to KML NCI. See Table 7.
(8)	Includes restricted stock awards that participate in common share dividends.

Table 4 Kinder Morgan, Inc. and Subsidiaries Preliminary Net Income to Adjusted EBITDA Reconciliation (Unaudited, in millions)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2019	2018		2019	2018
Net income (GAAP)	$517	$1,005	(49)%	$1,612	$1,417	14%
Certain Items:
Fair value amortization	(7)	(7)		(22)	(27)
Legal and environmental reserves	11	16		11	53
Change in fair market value of derivative contracts (1)	(14)	47		(22)	190
(Gain) loss on divestitures and impairments, net	—	(582)		(5)	208
Hurricane recoveries, net	—	(1)		—	(25)
Refund and reserve adjustment of taxes, other than income taxes	—	(12)		17	(51)
Income tax Certain Items	8	45		15	(149)
NCI associated with Certain Items	—	256		(1)	248
Other	4	14		(1)	(28)
Total Certain Items	2	(224)		(8)	419
DD&A and amortization of excess cost of equity investments	599	590		1,811	1,787
Income tax expense (2)	143	151		456	463
KMI's share of JV DD&A and income tax expense (2)(3)	123	120		368	355
Interest, net (2)	452	473		1,365	1,422
Net income attributable to NCI (net of KML NCI (2))	(2)	(258)		(6)	(257)
Adjusted EBITDA	$1,834	$1,857	(1)%	$5,598	$5,606	—%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(3)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.

Table 5 Volume and CO2 Segment Hedges Highlights (Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Natural Gas Pipelines
Transport volumes (BBtu/d)	37,029	32,879	35,958	32,238
Sales volumes (BBtu/d)	2,647	2,615	2,435	2,517
Gas gathering volumes (BBtu/d)	3,380	3,025	3,335	2,877
NGLs (MBbl/d) (1)	129	117	126	118
Products Pipelines (MBbl/d)
Gasoline (2)	1,066	1,066	1,045	1,043
Diesel fuel	393	386	370	370
Jet fuel	318	312	305	302
Total refined product volumes	1,777	1,764	1,720	1,715
Crude and condensate (3)	639	617	644	617
Total delivery volumes (MBbl/d)	2,416	2,381	2,364	2,332
Terminals
Liquids leasable capacity (MMBbl)	89.1	88.7	89.1	88.7
Liquids utilization %	94.5%	93.5%	94.5%	93.5%
Bulk transload tonnage (MMtons)	15.4	16.3	45.2	47.6
CO2
SACROC oil production	23.24	23.89	24.03	24.26
Yates oil production	6.77	7.49	7.09	7.55
Katz and Goldsmith oil production	3.60	4.35	3.85	4.75
Tall Cotton oil production	2.10	2.49	2.36	2.26
Total oil production - net (MBbl/d) (4)	35.71	38.22	37.33	38.82
NGL sales volumes - net (MBbl/d) (4)	10.16	10.44	10.21	10.22
CO2 production - net (Bcf/d)	0.58	0.56	0.61	0.57
Realized weighted average oil price per Bbl	$49.45	$57.96	$49.36	$58.59
Realized weighted average NGL price per Bbl	$21.12	$36.46	$23.54	$33.30

CO2 Segment Hedges	Remaining 2019	2020	2021	2022	2023
Crude Oil (5)
Price ($/barrel)	$57.55	$56.32	$54.27	$55.28	$53.49
Volume (barrels per day)	34,400	24,900	13,500	6,100	2,700
NGLs
Price ($/barrel)	$27.04	$28.73
Volume (barrels per day)	2,870	2,221
Midland-to-Cushing Basis Spread
Price ($/barrel)	$(8.08)	$0.10
Volume (barrels per day)	33,850	29,350

Notes
(1)	All periods reflect January 1, 2019 transfer of certain assets and include Cochin, Utopia, and Cypress.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	All periods reflect January 1, 2019 transfer of certain assets and include KMCC, Camino Real Crude, Double Eagle, Hiland Crude Gathering, and Double H.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 6 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited, in millions)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$241	$3,280
Other current assets	2,124	2,442
Property, plant and equipment, net	37,934	37,897
Investments	8,387	7,481
Goodwill	21,964	21,965
Deferred charges and other assets	6,281	5,801
Total assets	$76,931	$78,866
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$4,406	$3,388
Other current liabilities	2,420	4,169
Long-term debt	30,849	33,105
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,162	731
Other	2,719	2,176
Total liabilities	41,656	43,669
Redeemable Noncontrolling Interest	801	666
Other shareholders' equity	34,017	34,008
Accumulated other comprehensive loss	(384)	(330)
KMI equity	33,633	33,678
Noncontrolling interests	841	853
Total shareholders' equity	34,474	34,531
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$76,931	$78,866
Net Debt (1)	$35,224	$33,352
Adjusted Net Debt (2)	35,224	34,151

	Adjusted EBITDA Twelve Months Ended
	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2019	2018
Net income (GAAP)	$2,114	$1,919
Total Certain Items	74	501
Net income attributable to NCI (net of KML NCI) (3)	(1)	(252)
DD&A and amortization of excess cost of equity investments	2,416	2,392
Income tax expense (4)	638	645
KMI's share of JV DD&A and income tax expense (4)	483	472
Interest, net (4)	1,835	1,891
Adjusted EBITDA	$7,559	$7,568
Net Debt to Adjusted EBITDA	4.7	4.4
Adjusted Net Debt to Adjusted EBITDA	4.7	4.5

Notes
(1)
Amounts include 50% of KML preferred equity, which is included in noncontrolling interests, of $215 million. Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $5 million and $76 million as of September 30, 2019 and December 31, 2018, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)
In addition to the adjustments described in (1) above, the December 31, 2018 cash component was (i) reduced by $890 million, representing the portion of cash KML distributed to KML restricted voting shareholders on January 3, 2019 as a return of capital and (ii) increased by $91 million, representing the unrecognized gain as of December 31, 2018 on net investment hedges which hedged our exposure to foreign currency risk associated with a substantial portion of our share of the proceeds from the sale of Trans Mountain.

(3)	2019 and 2018 amounts are net of KML NCI of $39 million and $58 million, respectively.
(4)	Amounts are adjusted for Certain Items.

Table 7 Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,092	$930	$3,383	$2,368
Certain Items	(2)	75	(21)	709
Natural Gas Pipelines Adjusted Segment EBDA	1,090	1,005	3,362	3,077
Products Pipelines (GAAP)	325	325	908	912
Certain Items	11	(12)	28	18
Products Pipelines Adjusted Segment EBDA	336	313	936	930
Terminals (GAAP)	295	301	884	872
Certain Items	—	(2)	—	33
Terminals Adjusted Segment EBDA	295	299	884	905
CO2 (GAAP)	164	205	558	561
Certain Items	(15)	28	(36)	130
CO2 Adjusted Segment EBDA	149	233	522	691
Kinder Morgan Canada (GAAP)	—	654	(2)	746
Certain Items	—	(622)	2	(622)
Kinder Morgan Canada Adjusted Segment EBDA	—	32	—	124
Total Segment EBDA (GAAP)	1,876	2,415	5,731	5,459
Total Segment EBDA Certain Items	(6)	(533)	(27)	268
Total Adjusted Segment EBDA	$1,870	$1,882	$5,704	$5,727
Depreciation, depletion and amortization (GAAP)	$(578)	$(569)	$(1,750)	$(1,710)
Amortization of excess cost of equity investments (GAAP)	(21)	(21)	(61)	(77)
DD&A and amortization of excess cost of equity investments	(599)	(590)	(1,811)	(1,787)
KMI's share of JV DD&A	(100)	(98)	(297)	(293)
DD&A attributable to KML NCI	5	6	15	24
DD&A and amortization of excess cost of equity investments for DCF	$(694)	$(682)	$(2,093)	$(2,056)
General and administrative (GAAP)	$(154)	$(154)	$(456)	$(491)
Corporate (charges) benefit	(8)	3	(22)	6
Certain Items	5	8	11	18
General and administrative and corporate charges (1)	$(157)	$(143)	$(467)	$(467)
Interest, net (GAAP)	$(447)	$(473)	$(1,359)	$(1,456)
Certain Items	(5)	—	(6)	34
Interest, net (1)	$(452)	$(473)	$(1,365)	$(1,422)
Income tax expense (GAAP)	$(151)	$(196)	$(471)	$(314)
Certain Items	8	45	15	(149)
Income tax expense (1)	(143)	(151)	(456)	(463)
KMI's share of taxable JV income tax expense (1)	(23)	(22)	(71)	(62)
Income tax expense attributable to KML NCI (1)	2	4	6	13
Income tax expense for DCF (1)	$(164)	$(169)	$(521)	$(512)
Net income attributable to KML NCI	$(9)	$(270)	$(25)	$(291)
KML NCI associated with Certain Items	—	255	(1)	246
KML NCI (1)	(9)	(15)	(26)	(45)
DD&A attributable to KML NCI	(5)	(6)	(15)	(24)
Income tax expense attributable to KML NCI (1)	(2)	(4)	(6)	(13)
KML NCI DCF adjustments (1)	$(16)	$(25)	$(47)	$(82)

Table 7 (continued) Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to NCI (GAAP)	$(11)	$(273)	$(32)	$(302)
Less: KML NCI (1)	(9)	(15)	(26)	(45)
Net income attributable to NCI (net of KML NCI (1))	(2)	(258)	(6)	(257)
NCI associated with Certain Items	—	256	(1)	248
Net income attributable to NCI (net of KML NCI and Certain Items)	$(2)	$(2)	$(7)	$(9)
Additional JV information
KMI's share of JV DD&A	$(100)	$(98)	$(297)	$(293)
KMI's share of JV income tax expense (1)	(23)	(22)	(71)	(62)
KMI's share of JV DD&A and income tax expense (1)	$(123)	$(120)	$(368)	$(355)
KMI's share of taxable JV cash taxes	$(16)	$(12)	$(50)	$(50)
KMI's share of JV sustaining capital expenditures	$(35)	$(37)	$(85)	$(77)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$164	$205	$558	$561
Certain Items:
Change in fair market value of derivative contracts	(15)	28	(36)	151
Refund and reserve adjustment of taxes, other than income taxes	—	—	—	(21)
CO2 Segment Certain Items	(15)	28	(36)	130
Capital expenditures	(99)	(112)	(266)	(310)
CO2 Segment Free Cash Flow (1)(2)	$50	$121	$256	$381

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Includes sustaining and expansion capital expenditures for our CO2 segment.